EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-215223) on Form S-8 of Friedman Industries, Incorporated of our report dated June 29, 2017, relating to the consolidated financial statements, and the financial statement schedule of Friedman Industries, Incorporated, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Friedman Industries, Incorporated for the year ended March 31, 2017.

/s/ HEIN & ASSOCIATES LLP

Houston, Texas

June 29, 2017